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                       WOLOHAN LUMBER CO.

          STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS



                           ARTICLE I

                            Purpose

     The purposes of the Wolohan Lumber Co. Stock Option Plan for Non-Employee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable non-employee Directors of Wolohan Lumber Co. (the "Company") and to provide an incentive for such Directors to increase their proprietary interest in the Company's long-term success and progress.


                           ARTICLE II

                   Shares Subject to the Plan

      The total number of shares of common stock, $1.00 par value ("Shares"), of the Company for which options may be granted under the Plan is 50,000 shares subject to adjustment in accordance with Article VI hereof. Such Shares may be authorized and unissued shares or shares purchased on the open market for purposes of the Plan, and shall include shares representing the unexercised portion of any option granted under the Plan which expires or terminates without being exercised in full.


                          ARTICLE III

                     Administration of Plan

       The Plan shall be administered by a committee (the "Committee") of not less than two persons consisting of the Chief Executive Officer of the Company and other persons designated by him who are either officers of the Company or members of the Board of Directors, none of whom is eligible to participate in the Plan. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.


                           ARTICLE IV

                        Award of Options

      The  Committee  may grant options to each Director  of  the
Company who is not otherwise an officer or employee of the Company. The Committee shall have the discretion, in accordance with the provisions of the Plan, to determine to which Directors an option is granted, the number of Shares optioned and the terms and conditions of the option.


                           ARTICLE V

                          Option Terms

      Each option granted to a Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms.

      1. Option Agreement. Each option granted under the Plan shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Company and by the Director to whom such option is granted. Each Agreement shall comply with and shall be subject to the terms and conditions of the Plan and shall conclusively evidence by the optionee's signature thereon that it is the intent of the optionee to continue to serve as a Director of the Company for the remainder of the calendar year in which the option was granted. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee. No option shall be granted within the meaning of the Plan and no purported grant of any option shall be effective, until such an Agreement shall have been duly executed on behalf of the Company and the Director to whom the option is to be granted.

      2. Option Exercise Price. The option exercise price for an option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of the Plan, "fair market value" shall mean the closing price of the Shares quoted on the day of grant on the national market list as quoted in the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if there is no such price published, then on the most recent preceding date on which such prices are published.

      3. Time and Manner of Exercise of Option. Subject to the approval of the Plan by the stockholders of the Company, options may not be exercised during the first six months of their term and may be exercised in full at one time or in part from time to time thereafter. Any option may be exercised by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part in shares of the common stock of the Company already owned by the person or persons exercising the option, valued at fair market value as defined in Section 2 of Article V hereof.

     4. Term of Options. Each option shall expire on such date as determined by the Committee but in any event not later than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as follows:

           (a) In the event of the death of an optionee, the option granted to such optionee may be exercised within one year after the date of death of such optionee or prior to the date on which the option expires by its terms, whichever is earlier, by the estate of such optionee, or by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Company or, if no such designation has been made by the person or persons to whom the optionee's rights have passed, by will or the laws of descent and distribution.

           (b) In the event that an optionee ceases to be a Director of the Company, the option granted to such optionee may be exercised by him within one year after the date such optionee ceases to be a Director of the Company or prior to the date on which the option expires by its terms, whichever is earlier.

     5. Transferability. The right of any optionee to exercise an option granted to him under the Plan shall not be assignable or transferable by such optionee otherwise than by will or the laws of descent and distribution, and any such option shall be exercisable during the lifetime of such optionee only by him.

        Notwithstanding the foregoing provisions as to nontransferability, an optionee, after written notification to the Committee, may transfer an option to members of the optionee's immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners; provided, however, in no event may an optionee make any transfers which would cause the Plan to fail to satisfy the applicable requirements of Rule 16b-3 under the Securities Exchange Act of 1934 ("Act") or would cause any optionee to fail to be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Act or be subject to liability thereunder. The transferee of an option shall agree to comply with and be bound by all the terms and conditions contained in the Plan. A transferred option may be exercised by the transferee only to the extent that the optionee of such option would have been entitled to exercise the option had the option not been transferred.


      6. Participant's or Successor's Rights as Stockholder. Neither the recipient of an option under the Plan nor his successor(s) in interest shall have any rights as a stockholder of the Company with respect to any shares subject to an option granted to such person until such person becomes a holder of record of such shares.

      7. Regulatory Approval and Compliance. The Company shall not be required to issue any certificate or certificates for the Shares issuable upon the exercise of an option granted under the Plan, or record as a holder of record of such Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying, to the Committee's complete satisfaction, with all rules and regulations, under federal, state, or local law deemed applicable by the Committee.


                           ARTICLE VI

                      Capital Adjustments

     The aggregate number of Shares with respect to which options may be granted under the Plan, as provided in Article II, the number of Shares subject to each outstanding option, and the price per share specified in such options, all shall be adjusted, for any increase or decrease in the number of issued shares of common stock of the Company resulting from a subdivision or consolidation of shares or any other similar capital adjustment, a stock split, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration, or a merger or consolidation of the Company or the sale of all or substantially all of the assets of, or the liquidation of the Company.


                          ARTICLE VII

                    Approval of Stockholders

      The Plan shall be subject to approval by the vote of stockholders holding at least a majority of the voting stock of the Company voting in person or by proxy at a duly held stockholders' meeting within twelve (12) months after the adoption of the Plan by the Board of Directors.


                          ARTICLE VIII

             Termination and Amendment of the Plan

      The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion provided, however, that without the approval of stockholders no amendment shall (i) increase the number of shares subject to the Plan; or (ii) reduce the option price below the fair market value of the Shares subject to the option at the time the option was granted.


                           ARTICLE IX

                     Effectiveness of Plan

      The  Plan was adopted by the Board of Directors on  January
27, 1995 subject to the approval of the stockholders of the Company.


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